UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported: July 17, 2012)

Innophos Holdings, Inc.

(Exact name of Registrant as specified in its their Charter)

Delaware (States or other jurisdictions of incorporation)	001-33124 (Commission File Numbers)	20-1380758 (IRS Employer Identification Nos.)

259 Prospect Plains Road

Cranbury, New Jersey 08512

(Address of Principal Executive Office, including Zip Code)

(609) 495-2495

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously announced, on July 17, 2012, the Registrant’s wholly owned subsidiary, Innophos, Inc. (“Innophos”), entered into and consummated a Stock and LLC Purchase Agreement (the “Purchase Agreement”) with AMT Labs, Inc. (“AMT”) and Woody IV, LLC (“Woody”) and their respective equity holders (the “Holders”), under which Innophos acquired for cash all outstanding equity of those companies. AMT, based in North Salt Lake, Utah, is a leading producer of bioactive mineral nutrients sold into the nutritional and dietary supplements markets and Woody is an affiliated real estate holding company.

Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, Innophos acquired from the Holders (i) all outstanding capital stock of AMT, in exchange for $20.0 million in cash, subject to adjustment and (ii) one hundred percent of the membership interests of Woody, in exchange for $7.5 million in cash, subject to adjustment.

The Purchase Agreement also provides post-closing contingent consideration to the Holders of AMT. Any contingent consideration will be based on the net sales, subject to minimum profitability targets, of AMT and related Innophos affiliates, such as Kelatron Corporation, during a two year period following the closing date.

In the Purchase Agreement, each of Innophos, AMT, Woody and the Holders make representations, warranties and covenants relating to themselves, their respective businesses as applicable, and the acquisition transaction. The Purchase Agreement also provides that each of Innophos and the Holders are to indemnify the other for certain losses, subject to certain limits. The Purchase Agreement includes other customary provisions for transactions of this type, including non-competition and non-solicitation restrictions for all Holders and an escrow to protect Innophos for indemnity claims and other pending litigation actions. All conditions to the closing of the transaction were satisfied as of, and the closing of the acquisition was effective on, July 17, 2012.

The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of that agreement which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Purchase Agreement has been included to provide investors and security holders with general information regarding its terms. It is not intended to be a source of ongoing financial, business or operational information, or provide any other factual information, about the Registrant, AMT, Woody or their respective subsidiaries or affiliates to be relied on by investors. The representations, warranties and covenants contained in the Purchase Agreement are made only for purposes of that agreement, as of the dates noted, and are solely for the benefit of the parties. Those matters may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, and they may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to investors. The Registrant’s stockholders and other investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Registrant or any of its respective subsidiaries or affiliates.

Item 8.01	Other Events.

On July 17, 2012 the Registrant issued a press release announcing the entry into the Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are filed with this report:

(d) Exhibit No.	Description

2.1	Stock and LLC Purchase Agreement among Innophos, Inc., AMT Labs, Inc., Woody IV, LLC, all of the shareholders of AMT Labs, Inc. and all of the members of Woody IV, LLC* +

99.1	Press Release, dated July 17, 2012

* Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions of this exhibit. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

+ Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish a supplemental copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

By:	/s/ William N. Farran
Name: Title:	William N. Farran Vice President and General Counsel

Dated: July 23, 2012.